Exhibit 99.2
Abercrombie & Fitch Co.
Quarterly Financial Information
(Unaudited)
(in thousands, except per share data and store data)

	Fiscal Years Ended			Fiscal Year 2009					Fiscal 2010
	2006	2007	2008	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	YTD

Net Sales	$3,284,176	$3,699,656	$3,484,058	$601,729	$637,221	$753,684	$935,991	$2,928,626	$687,804	$745,798	$885,778	$2,319,381

Cost of Goods Sold	1,083,509	1,211,490	1,152,963	220,277	212,706	270,597	341,449	1,045,028	256,388	260,450	321,346	838,186

Gross Profit	2,200,668	2,488,166	2,331,095	381,453	424,516	483,087	594,542	1,883,598	431,416	485,348	564,432	1,481,195

Total Stores and Distribution Expense	1,155,922	1,344,178	1,436,363	330,310	332,296	349,362	413,983	1,425,950	354,410	364,482	385,135	1,104,027

Total Marketing, General and Administrative Expense	356,739	376,780	405,248	86,345	86,666	87,867	92,390	353,269	96,632	95,206	102,612	294,450

Other Operating Income, Net	(9,983)	(11,702)	(8,778)	(1,324)	(3,333)	(1,609)	(7,268)	(13,533)	(914)	(1,900)	(1,692)	(4,507)

Operating Income (Loss)	697,990	778,909	498,262	(33,878)	8,887	47,467	95,437	117,912	(18,712)	27,560	78,377	87,225

Interest (Income) Expense, Net	(13,896)	(18,827)	(11,382)	(1,374)	(1,779)	461	1,093	(1,598)	825	807	671	2,303

Income (Loss) from Continuing Operations Before Taxes	711,887	797,737	509,644	(32,504)	10,665	47,005	94,344	119,510	(19,537)	26,753	77,706	84,922

Tax Expense (Benefit) for Continuing Operations	265,361	298,610	201,475	(9,400)	18,856	(2,217)	33,319	40,557	(7,709)	7,274	27,666	27,232

Net Income (Loss) from Continuing Operations	446,525	499,127	308,169	(23,104)	(8,191)	49,222	61,025	78,953	(11,828)	19,479	50,040	57,690

Net Loss from Discontinued Operations (Net of Taxes)	(24,339)	(23,430)	(35,914)	(36,135)	(18,557)	(10,439)	(13,566)	(78,699)	—	—	—	—

Net Income (Loss)	$422,186	$475,697	$272,255	$(59,239)	$(26,747)	$38,784	$47,459	$254	$(11,828)	$19,479	$50,040	$57,690

Net Income (Loss) Per Share from Continuing Operations:
Basic	$5.07	$5.72	$3.55	$(0.26)	$(0.09)	$0.56	$0.69	$0.90	$(0.13)	$0.22	$0.57	$0.65
Diluted	$4.85	$5.45	$3.45	$(0.26)	$(0.09)	$0.55	$0.68	$0.89	$(0.13)	$0.22	$0.56	$0.64

Net Loss Per Share from Discontinued Operations:
Basic	$(0.28)	$(0.27)	$(0.41)	$(0.41)	$(0.21)	$(0.12)	$(0.15)	$(0.90)	$—	$—	$—	$—
Diluted	$(0.26)	$(0.26)	$(0.40)	$(0.41)	$(0.21)	$(0.12)	$(0.15)	$(0.89)	$—	$—	$—	$—

Net Income (Loss) Per Share:
Basic	$4.79	$5.45	$3.14	$(0.68)	$(0.30)	$0.44	$0.54	$—	$(0.13)	$0.22	$0.57	$0.65
Diluted	$4.59	$5.20	$3.05	$(0.68)	$(0.30)	$0.44	$0.53	$—	$(0.13)	$0.22	$0.56	$0.64

Weighted-Average Shares Outstanding:
Basic	88,052	87,248	86,816	87,697	87,878	87,943	87,977	87,874	88,095	88,220	88,236	88,184
Diluted	92,010	91,523	89,291	87,697	87,878	88,730	89,114	88,609	88,095	89,386	90,069	89,731

Comparable Store Sales	1%	-1%	-13%	-29%	-30%	-22%	-13%	-23%	1%	5%	7%	5%

Actual Shares Outstanding	88,300	86,156	87,055	87,840	87,908	87,961	87,985	87,985	88,197	88,246	87,811	87,811

Number of Stores — End of Period	930	1,013	1,097	1,097	1,103	1,103	1,096	1,096	1,100	1,098	1,106	1,106

Gross Square Feet — End of Period	6,563	7,133	7,760	7,761	7,843	7,864	7,848	7,848	7,876	7,869	7,940	7,940